Artisan Partners Announces Changes to the Artisan Partners Global Value Team

Milwaukee, WI - September 10, 2018 - Artisan Partners Asset Management Inc. (NYSE: APAM) is announcing changes to the Global Value team, which manages the Artisan Non-U.S. Value Strategy and the Artisan Global Value Strategy.
Effective October 1, 2018, each of the four Associate Portfolio Managers on the Global Value team will be named Co-Portfolio Managers. Concurrently, the Artisan Global Value team will evolve into two distinct and autonomous investment teams—the International Value team led by David Samra and the Global Value team led by Daniel O’Keefe.
Mr. Samra will remain Lead Portfolio Manager for the Non-U.S. Value portfolios and will be joined by Co-Portfolio Managers Ian McGonigle and Joseph Vari, while Daniel O’Keefe will remain Lead Portfolio Manager for the Global Value portfolios and will be joined by Co-Portfolio Managers Justin Bandy and Michael McKinnon. The Co-Portfolio Managers will have increased research oversight responsibilities, while final decision-making authority will continue to rest with Mr. Samra for the Non-U.S. Value portfolios and Mr. O’Keefe for the Global Value portfolios.
Regarding the changes, Artisan Partners CEO Eric Colson said, “These steps are the result of thoughtful planning and consideration between the investment team and the firm’s senior management. They are a natural reflection of the team’s commitment to optimizing talent and investment flexibility for the benefit of clients. We believe they will increase each investment team’s ability to research and capitalize on the investing universe for clients.”
Mr. Samra remarked, “The tenure and experience of our senior investment talent creates the opportunity to manage two investment teams with the direct results of increasing investment flexibility and better serving clients and shareholders over the long term. By separating into two distinct teams, each investment strategy will have a larger opportunity set for investment, and we expect execution to be more efficient.”
Mr. O’Keefe further commented, “We embark on this new and exciting chapter with the knowledge that each of the two teams we are creating today has more talent, experience and creative and entrepreneurial ambition than our initial team had at the launch of the Non-U.S. Value portfolios in 2002 and the Global Value portfolios in 2007.”
Both Mr. Samra and Mr. O’Keefe note that the investment philosophy and process will remain the same for each team. Most importantly, each new team will retain the core cultural tenets of intellectual honesty, hard work and a passion for value investing.
About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

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